Exhibit 10.155

From:              VLCC Acquisition I Corporation (“VLCC”)

c/o Gener8 Maritime, Inc.

299 Park Avenue 2nd Floor

New York, NY 10171

Fax No: +1 212 763 5603

Attention: Leonidas J. Vrondissis, CFO

To:                             Scorpio Tankers Inc. (“Scorpio”)

“Le Millenium”

9 Boulevard Charles III

98000 Monaco

Attention: Mr Luca Forgione/Legal Department

June 12, 2015

Dear Sirs

“Project Lion” and related agreements

We refer to the variation agreement dated March 18, 2015 made between VLCC and Scorpio (the “Variation Agreement”). Terms defined in the Variation Agreement shall have the same meanings in this letter.

We hereby agree that the period of 90 days referred to in paragraph 4(a) of the Variation Agreement shall be extended by a further period of 30 days, making a total period of 120 days.

Save as amended by this letter, the Variation Agreement shall remain in full force and effect in accordance with its terms.

This letter and any dispute or claim arising out of or in connection with it or its subject matter or the agreement recorded in it (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales. The parties agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this letter or its subject matter (including non-contractual disputes or claims).

Please acknowledge receipt and acceptance of the terms of this letter by signing, dating and returning the enclosed copy.

Yours faithfully,

/s/ Leonard Vrondissis
VLCC Acquisition I Corporation
(for itself and as agent for each of the SPVs)

We hereby acknowledge receipt and accept the terms contained in this Agreement

Signed	/s/ Luca Forgione	Date 12 June 2015

Scorpio Tankers Inc.

Luca Forgione, General Counsel